Exhibit 99.1

Strategic American Oil Provides Update on Reserves and April Production

Houston, Texas - May 9, 2011 - Strategic American Oil Corporation (OTCBB: SGCA) today announced that it has received its Engineering Report from Ralph E. Davis Associates, Inc., a petroleum engineering consulting firm since 1924. The report details the reserve estimates for Strategic American Oil's production interests in Texas and Louisiana as of Dec. 31, 2010. The report estimates net proved reserves of 979,000 barrels of oil and 13 Bcf (billion cubic feet) of natural gas which translates to approximately $75.3 million undiscounted or $54.6 million discounted at 10 percent in net Proved Reserves for Strategic American Oil.

Since its acquisition of Galveston Bay Energy, LLC on Feb. 15, 2011, Strategic American Oil has been continuously working to improve its existing production infrastructure in order to alleviate unplanned downtime and interruptions to production. As a result of this work, the Company has seen virtually uninterrupted production in April from its Galveston Bay properties--gross production has so far averaged approximately 260 barrels of oil per day and 420 Mcf of gas per day, or 330 barrels of oil equivalent (boe) per day. This is a noteworthy improvement over the previous three months where average bay production was 22% lower. The Company expects production will continue to increase with additional improvements to both existing infrastructure and shut-in wells.

Strategic American Oil President and CEO Jeremy G. Driver stated, "In addition to the positive report, we are also extremely pleased with the increase in our daily production which is resulting in increased cash flow and positioning the Company for additional growth. We are continuing our plan of increasing production by improving existing infrastructure and then evaluating existing wells for workover and/or recompletion opportunities. We believe there remains significant upside potential in these fields both from existing wells and future drilling."

The Company plans to hold a shareholder conference call in the coming weeks. Once finalized, an announcement will be made with further details on how to participate.

About Strategic American Oil

Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:
600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.strategicamericanoil.com

Investor Relations:
Investor Awareness, Inc.

Tony Schor or James Foy, 847-945-2222

www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.